                                                                     EXHIBIT 2.2

                       August 25, 1995


Mr. Barry Florescue
President
BFMA HOLDING CORPORATION
701 S.E. Sixth Ave
Delrey Beach, FL  33483

Re:  Acquisition Financing
     ---------------------

Dear Barry:

          In accordance with our recent discussions, Foothill Capital Corporation ("Lender") is pleased to issue this financing commitment to BFMA Acquisition Corporation and, as appropriate, affiliates (collectively "Borrower") including Marietta Corporation upon the completion of the contemplated acquisitions by Borrower of all of the common stock (including all related stock options and warrants) of Marietta Corporation.

          In connection with your request for this commitment, we have reviewed various publicly available information relating to Marietta Corporation including the most recent Annual Report on Form 10K and 10Q filings. We have also renewed financial projections and the draft version of the memorandum required by Dabney/Resnick. Finally, we have had various discussions with yourself, your counsel and Rick Bloom of Dabney/Resnick in order that we might better put into context the information we have been provided. This information formed the basis for our own internal analysis, and, together with the other information supplied, was reviewed and approved by our credit committee.

          Our financing commitment, as reviewed and approved by our credit committee, and subject to the satisfactory completion of each of the conditions contained herein, the financing, would be as follows:

1.        Maximum Amount:  $30,000,000.
          --------------

     a.      Accounts Receivable Line of Credit (the "Line"):  Lender
             -----------------------------------------------
would extend credit to Borrower up to the lesser of (i) $17,000,000, or (ii) up to 85% of accounts receivable net of ineligible accounts and reserves as customarily defined by Lender. The credit extended against accounts receivable would be limited to an amount equal to Borrower's cash collections for the immediately preceding forty five day period.

BFMA Holding Corporation
August 25, 1995
Page 2



     b.        Inventory Subline:  Lender would extend credit to
               -----------------
Borrower under the Line up to the lesser of (i) $8,500,000, and (ii) up to 50% of the lower of cost or market value of eligible inventory, and (iii) the amount of credit availability created by clause a. above. Eligible Inventory would be as customarily defined by Lender and would exclude slow moving goods or obsolete items, restrictive or custom items, work-in-process, packaging and shipping materials, bill and hold goods, returned or defective goods, "seconds," Inventory acquired on consignment, and such other inventory or reserves as Lender shall deem appropriate.

     c.        Letter of Credit Facility:  Under the Line, Borrower
               -------------------------
would be entitled to request that Lender issue letters of credit for the account of Borrower ("L/Cs") or issue guarantees ("L/C Guarantees") of payment with respect to letters of credit issued by one or more issuing banks in an aggregate undrawn amount not to exceed five million dollars ($5,000,000). The aggregate undrawn amount of outstanding L/Cs and L/C Guarantees would be reserved against the credit availability created under clauses (a) and (b) above. All L/Cs and L/C Guarantees would be in form and substance acceptable to Lender in its sole discretion.

     d.        Term Loan:  Lender would provide Borrower with a term
               ---------
loan (the "Term Loan") in the amount of up to thirteen million dollars ($13,000,000) based upon acceptable results of appraisals of the fixed assets. The Term Loan would mature sixty months after the Closing Date (the "Term Loan Maturity Date"). The Term Loan would be repaid in 59 installments of principal in the amount of $220,000 each, such installments to be due and payable on the first day of each month commencing on the first day of the first month following the Closing Date, and continuing until and including the Term Loan Maturity Date on which date the unpaid balance of the Term Loan would be paid in full. The outstanding principal balance and all accrued and unpaid interest under the Term Loan would be due and payable upon the termination of the Line, whether by its terms, by prepayment, by acceleration, or otherwise.

2.        Interest Rate:
          -------------

The rate of interest charged with respect to all obligations (other than the Term Loan) would be one and three quarters percentage points (1.75%) above the reference rate or prime rate publicly announced by major banks selected by Lender. The rate of interest charged with respect to the Term Loan would be two and three quarters percentage points above the reference rate or prime rate publicly announced by major

BFMA Holding Corporation
August 25, 1995
Page 3

banks selected by Lender. Borrower would be charged a letter of credit fee of two and one quarter percent (2.25%) per annum times the undrawn or unreimbursed amount of L/Cs and/or L/C Guarantees. If L/C Guarantees are used to induce a commercial bank to issue letters of credit, Borrower also would be responsible for all related bank charges for the underlying letter of credit. Interest and letter of credit fees would be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed and would be payable monthly in arrears. In no event would the rate of interest charged be less than eight percent (8.0%) per annum nor would the minimum monthly interest and letter of credit payment made by Borrower with respect to the Line and the Term Loan and the L/Cs and L/C Guarantees be less than one hundred thousand dollars ($100,000).

3.        Collection:
          ----------

Borrower and Lender would establish one or more lock boxes and depositary accounts at financial institutions acceptable to Lender. Borrower would direct customers to remit all payments to the lock boxes and would be required immediately to remit any payments received by it to the lock boxes. All collections received in such lock boxes would be subject to a three business day clearance charge. The Terms and conditions of the agreements relative to such lock boxes and depositary accounts would need to be acceptable to Lender and would need to provide Lender with dominion and control over any funds deposited into such deposit accounts.

4.        Fees and Expenses:
          -----------------

    a.           Commitment Fee:  On the Closing Date, Borrower shall pay
                 --------------
to Lender a fee (the "Commitment Fee") in an amount of three hundred thousand dollars. The Commitment Fee shall be fully earned and non-refundable upon removal of the conditions set forth in Section 10(f), (i), (k), (l), (m), & (n);

    b.           Annual Fee:  Borrower would be obligated to pay Lender a
                 ----------
fee (the "Annual Fee") on the Closing Date and on each anniversary of the Closing Date in an amount equal to one-half percent (0.50%) of the Maximum Amount. The Annual Fee would be fully-earned and non-refundable on the Closing Date and each anniversary of the Closing Date;

    c.           Unused Line Fee:  Borrower would be obligated to pay
                 ---------------
Lender a fee (the "Unused Line Fee") in an amount equal to one-half percent (0.50%) per annum

BFMA Holding Corporation
August 25, 1995
Page 4


times the unused portion of the Line. The Unused Line Fee would be due and payable monthly in arrears;

    d.           Servicing Fee:  Borrower would be obligated to pay to
                 -------------
Lender a fee (the "Servicing Fee") of five thousand dollars ($5,000) per month for each month during the term of the financing arrangements. The Servicing Fee would be due and payable monthly in arrears; and

5.        Foothill Expenses:  Borrower would agree to reimburse
          -----------------
Lender for all of Lender's out-of-pocket costs and expenses relating to this financing transaction, including, but not limited to, search fees, title search and insurance fees, filing and recording fees, attorneys fees and expenses (including the fees and expenses of local counsel to Lender), and examination and appraisal fees (collectively, "Foothill Expenses").

5.        Loan Maturity and Prepayment:
          ----------------------------

The loan would mature in five years. Borrower would have the right to prepay the Term Loan, in whole or in part, at any time, without penalty or premium. Termination of the Line, prior to maturity, would result in an early termination premium equal to the greater of total interest accrued with respect to the Line to Lender by Borrower during the prior six month period and fifteen thousand dollars ($15,000) times the number of months remaining until maturity.

6.        Purpose:
          -------

The purpose of this financing would be to provide for the transactions contemplated and for the general corporate purposes of Borrower.

7.        Financial Examination and Appraisal Fees:
          ----------------------------------------

Borrower would be obligated to pay to Lender a fee of $650 per day per examiner and $1,000 per day per appraiser for financial analyses and examinations and collateral appraisals, plus out-of-pocket expenses for each such analysis, examination, and appraisal performed by Lender or its agents, and Borrower would be obligated to pay Lender an annual legal loan document review charge of $5,000.

BFMA Holding Corporation
August 25, 1995
Page 5


8.        Collateral:
          ----------

As collateral for all of Borrower's present and future obligations to Lender, including those arising under the Line, the L/Cs and L/C Guarantees, and the Term Loan, Lender would be granted a first priority, perfected lien or security interest in and to Borrower's now owned or hereafter acquired accounts, chattel paper, contract rights, documents, equipment, fixtures, general intangibles (including, without limitation, all copyrights, deposit accounts, licensing agreements, patents, trademarks, and trade names), instruments, inventory, real property, securities (including the stock of subsidiaries but not including the stock of BFMA Acquisition Corporation), and the proceeds of all of the foregoing, wherever located. The foregoing is collectively referred to as the "Collateral."

9.        Financial Covenants:
          -------------------

Borrower would be required to maintain minimum levels of tangible net worth and working capital, a maximum indebtedness to tangible net worth ratio, a minimum current ratio, and a limitation on annual capital expenditures. The levels for each of the foregoing would be based upon Borrower's historic and projected operating performance.

10.       Conditions Precedent:
          --------------------

The following would be conditions precedent to Lender's obligation to extend credit to Borrower:

        a. Borrower, including each of the entities composing Borrower, would need to be a corporation in good standing in the jurisdiction of its incorporation and qualified to do business in any other jurisdiction where such qualification is necessary or appropriate to its business;

        b. The Line and the Term Loan would need to be made pursuant to, and subject to, the terms of loan agreements, notes, and other financing documents (the "Loan Documents") executed and delivered by Borrower on or prior to the Closing Date. The Loan Documents would contain such representations, warranties, and covenants (affirmative and negative) as are customary, in Lender's experience, for a transaction of this type.

BFMA Holding Corporation
August 25, 1995
Page 6


        c. Borrower would need to have executed and/or delivered, or caused to be delivered, to Lender prior to the Closing Date, such security agreements, financing statements, fixture filings, deeds of trust, mortgages, and chattel mortgages, title insurance policies and endorsements, lock box and depositary account agreements, copies of leases, landlord waivers, bailee agreements, and other agreements affecting the Collateral, insurance certificates and endorsements, and other documentation relative to the liens and security interest in the Collateral as Lender may reasonably request (the "Security Documents"). Each of the Loan Documents and the Security Documents (the "Documents") would be governed by the law of the State of California (except to the extent that real property is located in another jurisdiction in which case the real property Security Document would be governed by the laws of such jurisdiction) and would need to be in form and substance reasonably satisfactory to Lender and its counsel;

        d. The financing statements, fixture filings, deeds of trust, mortgages, and other Documents related to perfection of Lender's interests in the Collateral would need to have been filed or recorded in all appropriate jurisdictions and, with respect to financing statements, Lender would need to have received searches reflecting its filings of record;

        e. Lender would need to have received ALTA Lender's Policies of Title Insurance, or a commitment therefor, from a title company satisfactory to Lender, in an amount satisfactory to Lender, insuring its first priority lien upon each parcel of real property composing the Collateral. Such policies would need to contain such endorsements as would be required by Lender, would contain only those exceptions acceptable to Lender, and would need to be in form reasonably satisfactory to Lender;

        f. A phase-1 environmental report and real estate survey would need to have been completed on each of the parcels of real property composing the Collateral. The environmental consultants retained for the environmental reports, the scope of the reports, and the results of the reports would need to be acceptable to Lender and its counsel, in their sole discretion;

        g. No material adverse change would have occurred in Borrower's condition or any material adverse change in the value of the Collateral;

BFMA Holding Corporation
August 25, 1995
Page 7


        h. Lender would need to have received such opinions of Borrower's counsel and such advice of Lender's local counsel as Lender would reasonably require, which opinions and/or advice would need to be in form and substance satisfactory to Lender and its counsel. Such opinions of Borrower's counsel would include, but not be limited to, opinions as to Borrower's corporate existence, Borrower's power and authority to enter into the Documents, the validity, binding effect, and enforceability of each of the Documents, and the perfection of Lender's liens and security interests in the Collateral;

        i. Lender's review of supply contracts into customers, the results of which are satisfactory to Lender;

        j.        Payment of all accrued and unpaid Foothill Expenses;

        k. Completion of a field survey by Lender's examiners, the results of which are acceptable to Lender;

        l. Receipt of acceptable appraisals by independent third party appraisal firms and on-site inspection by Lender's appraisal department, the results of which are acceptable to Lender;

        m. Lender's senior credit committee's review and approval, including the approval of Norwest Corporation (with whom Lender agreed to merge), for any committed amount in excess of $20,000,000, or, in the alternative, Lender would need to have received binding commitments to participate in the Line and Term Loan, for all committed amounts in excess of $20,000,000, from participants, and on terms and conditions, acceptable to Lender;

        n. Lender's receipt of reference checks regarding Borrower's senior management, the results of which are satisfactory to Lender;

        o. Lender's review of the post-closing capital structure of Borrower, the results of which are satisfactory to Lender.

BFMA Holding Corporation
August 25, 1995
Page 8


11.       Brokers' Fees:
          -------------

Any brokerage commission or finder's fees payable in connection with the financing arrangement (including any investment banking fee payable to Dabney/Resnick) outlined herein would be payable by Borrower and not by Lender. Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of the financing arrangement outlined herein.

12.       Closing Date:
          ------------

If the financing arrangement contemplated by this letter is not consummated on or before December 31, 1995, then, without any requirement of notice or other formality, no party hereto would have any obligation to pursue the financing arrangement outlined in this letter; provided, however, that prior thereto
                                     --------  -------
Borrower and Lender agree to use their respective reasonable best efforts to cause the financing to be consummated on or before such date. The date on which the first advance (or L/C or L/C Guarantee) is made under the Line would be deemed the "Closing Date."

13.       Complete Agreement; No Oral Modifications.
          -----------------------------------------

This commitment letter embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any letter of intent. This letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

14.       GOVERNING LAW; JURY WAIVER.
          --------------------------

THIS LETTER SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA AND THE VALIDITY OF THIS LETTER, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO RELATING TO CLAIMS OR CAUSES OF ACTION ARISING IN CONNECTION HEREWITH SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR

BFMA Holding Corporation
August 25, 1995
Page 9


RESPECT TO THIS LETTER, OR IN ANY WAY RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW OR HEREAFTER ARISING, IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO WAIVE ITS RIGHT TO TRIAL BY JURY.

15.       Expense Deposit:
          ---------------

In connection with the requested financing, Borrower understands that it will be necessary for Lender to make certain financial, legal, and collateral investigations and determinations. Within 10 days of this date and prior to the commencement of further due diligence, Borrower shall pay to Lender the sum of $50,000 as a deposit against the Foothill Expenses that may be incurred by Lender. This Expense Deposit will be applied to Foothill Expenses as and when they are incurred. If Lender concludes for any reason, that it will not make the financing outlined herein available to Borrower, it will return the unused balance of the Expense Deposit. As an illustration, the amount to be deducted from the Expense Deposit may include costs and expenses incurred by auditors and appraisers and in verifying Borrower's records, Lender's legal expenses in connection with advice concerning the subject financing or with the preparation of the Documents, and any filing and search fees. If, on the other hand, Lender continues to be prepared to extend the credit described herein to Borrower and Borrower declines for any reason, to accept such financial accommodations from Lender, Lender shall be entitled to retain the full amount of the Expense Deposit, irrespective of the amount of the Foothill Expenses incurred. Lender's retention of the balance of the Expense Deposit results from its reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by Lender as a result of Borrower's decision to decline to accept the financing. If the financing is funded, the Expense Deposit will be returned to Borrower after deducting all Foothill Expenses actually incurred by Lender. Lender shall not be obligated to segregate the Expense Deposit from its other funds and Borrower is not entitled to receive interest on any portion of the Expense Deposit.

16.       Confidentiality, Exclusivity:
          ----------------------------

This letter is being provided exclusively for the benefit of Borrower for such uses as it may deem appropriate including disclosure to various third parties and/or regulatory filings. Nothing in this letter or its use or disclosure to any third party shall create any contractual

BFMA Holding Corporation
August 25, 1995
Page 10

relationship or privity between Lender and any third party.

     We are very enthusiastic about the opportunity to finance the acquisition and subsequent operations of Marietta Corporation and believe that we can proceed very quickly to the signing of the Documents and subsequent closing of the financing. If you wish to proceed on the basis outlined above, please execute this letter in the space provided below and return it to the undersigned no later than 5:00 p.m., California time, on or before August 27, 1995. If you fail to pay the Expense Deposit in a timely manner consistent with Section 15, this letter shall expire automatically without any further act. This letter is being provided to Borrower on a confidential basis and is not for the benefit of, nor should it be relied upon by, any third party.

                                  Very truly yours.

                                  FOOTHILL CAPITAL CORPORATION,



                                  By /s/ Craig Forrest Noell
                                     -----------------------

                                  Title: V.P.
                                         -------------------

The foregoing terms and conditions are hereby accepted and agreed to as of August 27, 1995.

                                  BFMA HOLDING CORPORATION


                                  By /s/ Barry Florescue
                                     -------------------

                                  Title: President
                                         ---------------